EXHIBIT 18

January 24, 2003

Board of Directors
Bluegreen Corporation
4960 Conference Way North
Suite 100
Boca Raton, FL 33431

Dear Board of Directors:

Note 1 of the Notes to the Consolidated Financial Statements of Bluegreen Corporation (the Company) included in its Form 10-KT for the nine-month period ended December 31, 2002 describes a change in the method of accounting for costs associated with generating timeshare tours. The Company previously deferred the costs associated with generating timeshare tours, a technique used to sell timeshare interests, until the earlier of fulfillment or expiration of the offer period. The Company changed its accounting policy to treat these costs as period costs. There are no authoritative criteria for determining a 'preferable' method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on management's business judgment to make this change and for the stated reasons, is preferable in the Company's circumstances.

                                            Very truly yours,

                                            /S/ Ernst & Young LLP